Exhibit 10.1

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

February 5, 2015

Harris Corporation

1025 West NASA Blvd.

Melbourne, FL 32919

Attention: Miguel Lopez, Chief Financial Officer

Ladies and Gentlemen:

Project Maple

$3.4 Billion Bridge Facility

Commitment Letter

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) through your wholly-owned subsidiary (“MergerCo.”) all of the outstanding share capital of a company previously identified to us and codenamed “Maple” (the “Target”, and together with its subsidiaries, the “Acquired Business”) pursuant to an agreement and plan of merger among you, MergerCo. and the Target (the “Acquisition Agreement”). After giving effect to the Acquisition, the Acquired Business will become a wholly-owned subsidiary of the Borrower.

In that connection, you have advised us that the total amount required to effect the Acquisition and to pay the fees and expenses incurred in connection therewith shall be provided by a combination of (a) cash on the balance sheet, (b) the issuance by the Borrower of shares of its common stock to the Target’s shareholders (the “Equity Consideration”) and (c) a combination of (i) the issuance by the Borrower of unsecured debt securities and/or the borrowing of term loans (or, at the Borrower’s option, issuance of equity or other securities) (the foregoing, collectively, the “Permanent Financing”), and/or (ii) to the extent the Borrower does not or is unable to issue or borrow the Permanent Financing on or prior to the Closing Date (as defined below), the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $3.4 billion. The Acquisition, the Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”. No other financing will be required for the Transactions. The date of the consummation of the Acquisition and on which the Facility shall be available is herein referred to as the “Closing Date”.

1. Commitment. MSSF is pleased to commit to provide 100.0% of the aggregate principal amount of the Facility on the terms set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto), and subject solely to the Conditions Precedent to Closing attached hereto as Exhibit B (collectively, the “Term Sheet” and collectively with this letter, this “Commitment Letter”); provided that, the amount of the Facility and the aggregate commitment of the Commitment Parties hereunder for the Facility shall be automatically reduced on a pro rata basis at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Exhibit A hereto. It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) and that MSSF shall act as sole administrative agent for the Facility. You agree that no other agents, co-agents, co-arrangers, lead arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than the compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility, unless you and the Arranger shall agree; provided that you and the Arranger agree to the appointment of titles and the allocation of compensation set forth in the syndication plan agreed to between you and the Arranger prior to the date hereof (the “Syndication Plan”). It is further agreed that MSSF will have “upper left” placement in all marketing documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.

2. Syndication. The Arranger reserves the right, prior to or after execution of the definitive documentation for the Facility (the “Credit Documentation”), in consultation with you, to syndicate all or a part of our commitment to one or more financial institutions and/or lenders (collectively, the “Lenders”), which syndication shall be managed by the Arranger in full consultation with you and shall be subject to the terms hereof; provided, however, that, notwithstanding anything else to the contrary contained herein, (a) until the date that is 45 days after the date hereof (the “Initial Syndication Period”), the selection of Lenders, any roles awarded and allocations by the Arranger shall be in accordance with the Syndication Plan or otherwise subject to the Borrower’s approval (provided that such approval shall not be required with respect to the selection of any Lender that is a party to the Existing Credit Agreement (as defined below)), (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter referred to below) has not been achieved, the selection of Lenders by the Arranger shall be in consultation with the Borrower; provided, further, that Lenders selected by the Arranger pursuant to clause (b) above shall be limited (unless otherwise consented to by the Borrower, such consent not to be unreasonably withheld or delayed) to commercial and investment banks, in each case, whose senior, unsecured, long-term indebtedness has an “investment grade” rating by S&P and Moody’s (each as defined below) (an “Investment Grade Lender”), and shall not include any Disqualified Institution (as defined below) and (c) following the achievement of a Successful Syndication, the Borrower shall have the applicable consent rights with respect to assignments of commitments and loans under the Facility as set forth in the Term Sheet. MSSF’s commitments hereunder with respect to the Facility shall be reduced dollar-for-dollar as and when commitments for the Facility are received from Lenders to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Arranger and you or (ii) party to the applicable Credit Documentation as a “Lender” thereunder. To the extent that any portion of the commitment of MSSF hereunder with respect to the Facility is syndicated to a Lender that, upon becoming party to this Commitment Letter or the applicable Credit Documentation as described above, is not an Investment Grade Lender, then MSSF shall not be relieved of it obligation hereunder to fund such portion of such commitment on the Closing Date to the extent that such Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Facility.

The Arranger intends to commence syndication efforts promptly following the execution of this Commitment Letter by the parties hereto, and you agree to use your commercially reasonable efforts to actively assist the Arranger in completing a syndication reasonably satisfactory to the Arranger and you as soon thereafter as practicable until the date that a Successful Syndication (as defined in the Fee Letter referred to below) is achieved. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between appropriate members of your senior management and advisors, on the one hand, and the proposed Lenders, on the other hand, at such times during normal business hours as are mutually agreed, (c) using commercially reasonable efforts to assist the Arranger in the preparation of a confidential information memorandum (a

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“Confidential Information Memorandum”) and other customary marketing materials (other than materials the disclosure of which would violate any law, rule or regulation or any confidentiality obligation or waive attorney-client privilege) to be used in connection with the syndication by providing information and other customary materials reasonably requested in connection therewith and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders, at reasonable times and locations to be mutually agreed upon, as deemed reasonably necessary by the Arranger. Until the date that is the earlier of (i) a Successful Syndication and (ii) 60 days after the Closing Date, you agree that without the consent of the Arranger there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries other than (i) the Permanent Financing, (ii) the Facility, (iii) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course foreign credit facilities (including the renewal, replacement or refinancing thereof), factoring arrangements, capital leases, issuances of commercial paper, financial leases, hedging and cash management and purchase money and equipment financings, and (iv) any amendment, refinancing or renewal of the Existing Credit Agreement (provided that (x) any such amendment, refinancing or renewal thereof shall be in consultation with the Arranger and (y) the aggregate commitments thereunder shall not be increased), in each case, that would in the reasonable opinion of the Arranger be expected to materially impair the syndication of the Facility. In addition, you agree to use commercially reasonable efforts to obtain promptly ratings giving effect to the Transactions from each of Moody’s Investor Services, Inc. (“Moody’s”), Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and Fitch Ratings Inc. (“Fitch”) with respect to the senior unsecured debt of the Borrower. The Arranger will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders, subject to the limitations set forth in the first sentence of the prior paragraph. Notwithstanding the foregoing, the Arranger and the Commitment Parties will not syndicate or otherwise assign any portion of a commitment hereunder or under the Facility, or participate any portion of a commitment hereunder in respect of the Facility, to those persons that are (i) competitors of you or your subsidiaries or the Acquired Business or its subsidiaries, identified in writing by you to the Arranger from time to time (it being understood that notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Facility that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations), (ii) such other persons identified in writing by you to the Arranger on or prior to the date hereof and (iii) affiliates of the persons identified pursuant to clauses (i) or (ii) that are either clearly identifiable by name or identified by you to the Arranger (collectively, (i) through (iii), the “Disqualified Institutions”). In acting in its capacity as Arranger, the Arranger will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and (subject to your rights under the Acquisition Agreement) the Transactions, including, without limitation, all financial information and projections (the “Projections”), as the Arranger may reasonably request in connection with the arrangement and syndication of the Facility.

You agree that, subject to the confidentiality obligations contained herein, the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”) on a confidential basis in accordance with the Arranger’s standard syndication practices (including hard copy and via electronic transmissions). You further agree to assist, at the request of the Arranger, in the preparation of a version of a Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the

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syndication of the Facility, consisting exclusively of information or documentation that is either (a) publicly available (or could be derived from publicly available information) or (b) not material with respect to you, the Acquired Business or your subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our request, to identify any document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Facility as containing solely Public Lender Information by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark any document as “PUBLIC”). You acknowledge and agree that, after having been given a reasonable opportunity to review such documents, the following documents will contain solely Public Lender Information unless you advise the Commitment Parties that such material contain Private Lender Information: (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g. a lender meeting invitation, allocations and/or funding and closing memoranda), in each case to the extent approved by you prior to distribution; and (iii) notification of changes in the terms of the Facility.

3. Information. You hereby represent (but the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Facility) that (a) to your knowledge with respect to the Acquired Business prior to the Closing Date, all written information (other than the Projections, forward-looking statements, estimates and general economic or industry specific information) (the “Information”) that has been or will be furnished to us or any of our affiliates or any Lender or potential Lender by you, the Acquired Business, or any of your or its representatives does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not materially misleading (when taken as a whole and after giving effect to all supplements and updates thereto) and (b) the Projections, estimates and forward-looking information that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of the delivery of such Projections, estimates and other forward-looking information (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized). If at any time, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Acquired Business, use your commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that (to your knowledge with respect to the Acquired Business prior to the Closing Date) such representations will be correct in all material respects at such time until (i) if a Successful Syndication has been achieved by the Closing Date, the Closing Date or (ii) if a Successful Syndication has not been achieved by the Closing Date, the earlier of (x) the achievement of a Successful Syndication and (y) 60 days after the Closing Date. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates (other than any Disqualified Institution) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree.

4. Fees. As consideration for our commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF to you relating to the Facility and dated the date hereof (the “Fee Letter”).

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5. Conditions Precedent. Our commitments and agreements hereunder are subject solely to those conditions specified in Exhibit B; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than those that are expressly stated in Exhibit B to be conditions to the initial funding under the Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Facility shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be (A) the Acquisition Agreement Representations (as defined below) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in Exhibit B hereto are satisfied. For purposes of the foregoing, (i) “Acquisition Agreement Representations” means the representations and warranties made on or behalf of or related to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable subsidiaries) have the right to terminate your (or its) obligation to consummate the Acquisition under the Acquisition Agreement or the right not to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties and (ii) “Specified Representations” means the representations and warranties of the Borrower set forth in the Credit Documentation relating to corporate or other organizational existence of the Borrower, organizational power and authority (as to execution, delivery and performance of the Credit Documentation) of the Borrower, the due corporate authorization, execution and delivery of the Credit Documentation by the Borrower, enforceability and governmental authorizations, in each case, as it relates to entering into and performance of the Credit Documentation against the Borrower, the Credit Documentation not conflicting with charter documents, any agreement with respect to indebtedness of the Borrower or its subsidiaries in a committed or outstanding principal amount in excess of $100 million or any material law or order of any court or governmental authority, the Borrower’s most recent audited financial statements fairly present in accordance with GAAP the consolidated financial condition of the Borrower and its subsidiaries as at such date and the consolidated results of the operations of the Borrower and its subsidiaries for the period ended on such date in all material respects, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit B), Federal Reserve margin regulations, Investment Company Act, compliance with Patriot Act, OFAC and FCPA. The provisions in this Section 5 are referred to as the “Limited Conditionality Provisions.”

6. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by you or any of your affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (A) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from (1) the willful misconduct, bad faith or gross

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negligence of such indemnified person or (2) a material breach of such indemnified person’s obligations under this Commitment Letter or the Fee Letter, or (B) result from a dispute solely among indemnified persons that does not involve an act or omission by you or any of your affiliates and are not brought against such indemnified person in such capacity as an agent or arranger or similar role under the Facility, and (b) to reimburse each Commitment Party and its affiliates upon demand for all reasonable out-of-pocket expenses (including, without limitation, reasonable, documented and invoiced fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof and in connection with the enforcement of any of its rights and remedies hereunder; provided that you shall only be obligated to reimburse the Commitment Parties and their affiliates for the fees and expenses of one counsel, of reasonable and necessary local counsel (limited to one such local counsel in each jurisdiction) plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively, each jurisdiction or applicable specialty) to the affected indemnified person. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from (1) the willful misconduct, bad faith or gross negligence of such indemnified person or (2) a material breach of such indemnified person’s obligations under this Commitment Letter or the Fee Letter. None of you or your affiliates, the Acquired Business or any indemnified party shall be liable for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth herein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification or reimbursement hereunder.

You will not, without the prior written consent of the indemnified person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person. The provisions of this paragraph and the immediately preceding paragraph shall be superseded by the indemnity and expense provisions of the Credit Documentation after the Closing Date to the extent covered thereby.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you,

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confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You hereby expressly disclaim any fiduciary relationship and agree that you are responsible for making your own independent judgments with respect to any transactions (including the Transactions) entered into between you and the Commitment Parties. You also acknowledge that no Commitment Party has advised and none is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem appropriate.

7. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York, provided that the laws of the State of Delaware shall govern in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether an Acquired Business Material Adverse Effect (as defined in Exhibit B) has occurred and (iii) compliance with any Acquisition Agreement Representations. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

8. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you and each Guarantor, which information includes your and each such Guarantor’s name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter (including the Term Sheet) and the contents thereof (but not the Fee Letter or the contents thereof) may be disclosed to the Seller and its officers, directors, employees, accountants, attorneys, agents, stockholders, partners, controlling persons, representatives and advisors in connection with their consideration of the Transactions on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) in filings with the SEC and other applicable regulatory authorities and stock exchanges, as required by law, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and

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thereof and (f) if the Arranger consents to such disclosure. In addition, you may disclose (i) Exhibit A, the contents thereof and the existence of this Commitment Letter to rating agencies in connection with obtaining ratings for the Borrower or the Facility, (ii) this Commitment Letter and the contents hereof in any syndication of the Facility or in any confidential information memorandum, prospectus or offering memorandum related to any Permanent Financing issued in lieu of the Facility or in any public filing (including documents furnished) relating to the Transactions, (iii) the aggregate amount of fees and other compensation under the Fee Letter (but without disclosing any specific fees, flex or other economic terms set forth therein) aggregated with the other fees and compensation for the Transactions as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any syndication of the Facility or in any prospectus or offering memorandum related to any securities issued in lieu of the Facility or in any filings with (including documents furnished to) the Securities Exchange Commission to the extent required by law or regulation, in each case to the extent customary, (iv) the Fee Letter to the Acquired Business and its officers, directors, employees, attorneys, accountants, agents, representatives and advisors, in each case in connection with the Transactions, on a confidential and need-to-know basis and redacted in a manner reasonably acceptable to the Arranger and (v) the Fee Letter and the contents thereof on a confidential basis after the Closing Date to the Borrower’s auditors for customary accounting purposes, including accounting for deferred financing costs. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and two years following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party will treat as confidential all non-public and confidential information provided to it by you or on your behalf hereunder and shall use all non-public and confidential information received by it in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter or the Fee Letter; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facility (collectively, “Specified Counterparties”), (ii) to its affiliates and officers, directors, employees, accountants, attorneys, agents and advisors (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are bound to maintain the confidentiality of such information (provided such Commitment Party shall be responsible for its affiliates’, officers’, directors’ and employees’ compliance with this paragraph and provided, further, that no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of its or their respective Representatives to any affiliates that are Disqualified Institutions (it being understood that notwithstanding anything herein to the contrary, in no event shall any disclosure by such Commitment Parties, their respective affiliates or any of its or their respective Representatives apply retroactively to any parties that have previously acquired such confidential information in accordance with this paragraph prior to becoming Disqualified Institutions, but upon the effectiveness of such designation, any such party may not acquire any additional confidential information)), (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person (A) shall limit such disclosure to the extent necessary to comply with such order, regulation, law or request and (B) agrees to the extent permitted under applicable law to inform you promptly thereof and, at your request, cooperate in seeking a protective order in respect thereof or in resisting such disclosure), (iv) to any rating agency on a confidential basis; provided that any disclosure of material non-public information shall require your prior approval, (v) in connection with an audit or examination by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof and (vii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than you,

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which it has no reason to believe has any confidentiality or fiduciary obligation to you, your affiliates or the Acquired Business with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

10. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our affiliates (provided that, except in the case of assignments between MSSF and Morgan Stanley Bank, N.A., no assigning Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein) and, subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Closing Date. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

The information, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder except that the information and syndication provisions shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facility; provided that your obligations under this Commitment Letter, other than those pursuant to syndication and confidentiality, shall automatically terminate and be superseded by the Credit Documentation (to the extent covered thereby) upon the Closing Date, and (to the extent so covered) you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with a copy of the fully executed Acquisition Agreement, prior to the earlier of (i) 9:00 a.m. (New York City time) on February 6, 2015 and (ii) the time of the public announcement of the Acquisition. If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the fully executed Acquisition Agreement, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your

9

execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Facility by all parties thereto, (ii) August 5, 2015 (the “Commitment Termination Date”), if the applicable Credit Documentation shall not have been executed and delivered by all parties thereto; provided that to the extent that pursuant to Section 9.2(a) of the Acquisition Agreement (as of the date hereof) the “Termination Date” (as defined therein) is extended to November 5, 2015, the Commitment Termination Date shall be automatically extended to November 5, 2015 (and the Borrower shall provide prompt written notice of such extension to MSSF), (iii) the closing of the Acquisition without the use of the Facility and (iv) the valid termination of your or your applicable subsidiary’s obligations to consummate the Acquisition under the Acquisition Agreement in accordance with its terms prior to the consummation of the Transactions; provided that the termination of any Commitment pursuant to this sentence shall not prejudice your rights and remedies with respect to any breach of this Commitment Letter or the Fee Letter that occurred prior to any such termination.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to conditions precedent set forth in Exhibit B.

[Signature Pages Follow]

10

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first written above by:

HARRIS CORPORATION

By:	/s/ Miguel A. Lopez
Name: Miguel A. Lopez
Title: Senior Vice President and
Chief Financial Officer

By:	/s/ Charles J. Greene
Name: Charles J. Greene
Title: Vice President Tax and Treasurer

[Signature Page to Commitment Letter]

Exhibit A

PROJECT MAPLE

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I. THE PARTIES

Borrower:	Harris Corporation (the “Borrower”).

Guarantors:	Each existing and future domestic Restricted Subsidiary (as defined in the Existing Credit Agreement) of the Borrower (including, without limitation, following the Closing Date, the Acquired Business) that either (i) incurs, borrows or guarantees any indebtedness in a committed or outstanding principal amount in excess of $100 million or (ii) is otherwise agreed to by the Arranger and the Borrower, shall guarantee all obligations under the Facility. Each such guarantor of the Facility is referred to herein as a “Guarantor”.

Sole Lead Arranger and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).

Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by the Arranger (subject to the consent of the Borrower, to the extent such consent is required under the Commitment Letter) (collectively, the “Lenders”), other than Disqualified Institutions.

II. THE FACILITY

Type and Amount of Facility:	364-day senior unsecured bridge term loan facility in the amount of $3.4 billion (the “Facility”).

Availability:	The loans (the “Loans”) shall be made in a single drawing by the Borrower on the Closing Date and any undrawn commitments under the Facility (the “Commitments”) shall automatically be terminated on the Closing Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date.

Purpose:	The proceeds of the Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments/ Commitment Reductions:	The Loans may be prepaid by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Any optional prepayment of the Loans may not be reborrowed.

Mandatory Prepayments/Commitment Reductions:	The following amounts shall be applied to prepay the Loans (and, prior to the Closing Date, the Commitments, pursuant to the Commitment Letter and Credit Documentation, shall be automatically and permanently reduced by such amounts):

(a)    100% of the net cash proceeds (including into escrow), whether in cash or cash equivalents, of any borrowing, sale or issuance of the Permanent Financing, other debt securities or incurrence of other debt (other than Excluded Debt (as defined below) and without duplication of the amount of any Committed Financing (as defined below) to the extent already applied to reduce the Commitments as set forth below) and equity securities or equity-linked securities (other than (i) the Equity Consideration, (ii) issuances pursuant to employee stock plans and retirement plans or issued as compensation to officers and/or non-employee directors and (iii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law) by the Borrower or any of its subsidiaries, in each case on or after the date of the Commitment Letter; and

(b)    100% of the net cash proceeds, whether in cash or cash equivalents (which are above (x) $10 million for any single transaction or a series of related transactions and (y) $100 million in the aggregate), of any asset sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries (to the extent not reinvested within 9 months following receipt), except for (i) the unwinding of hedging arrangements, (ii) disposition of accounts receivable as part of collection and (iii) the sale of inventory or other assets in the ordinary course of business or among the Borrower and/or its subsidiaries or among subsidiaries, in each case on or after the date of the Commitment Letter.

For the purpose hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries or among subsidiaries of the Borrower, (ii) credit extensions under the Existing Credit Agreement up to the existing commitments thereunder, (iii) commercial paper issuances, (iv) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, ordinary course foreign credit facilities (including the renewal, replacement or refinancing thereof), factoring arrangements, capital leases, financial leases, hedging and cash management, (v) purchase money and equipment financings and similar obligations and (vi) other debt (excluding any Permanent Financing) in an aggregate principal amount up to $100 million.

If the Borrower or any of its subsidiaries enters into any committed but unfunded term loan or private placement agreement in connection with financing the Transactions (a “Committed Financing”) with conditions to availability thereunder which are (i) no more restrictive than the conditions to availability of the Facility and (ii) to the extent such conditions are not identical to the conditions to availability of the Facility, not reasonably expected to delay or prevent the consummation of the Acquisition (in the case of clauses (i) and (ii), as reasonably determined by the Borrower upon entering into such Committed Financing), then the Borrower shall promptly notify the Arranger of such Committed Financing and the Commitments shall be automatically reduced by the committed principal amount (less original issue discount, if any) of such Committed Financing on the date of execution of the definitive loan or other applicable agreement with respect thereto.

Any mandatory prepayment of the Loans may not be reborrowed.

IV. CERTAIN CONDITIONS

Conditions to Availability of Loans:	Subject to the Limited Conditionality Provisions, the Facility shall be available on the date (the “Closing Date”) on which the conditions precedent set forth in Exhibit B attached thereto are satisfied.

V. CERTAIN DOCUMENTATION MATTERS

Documentation Principles:	The Credit Documentation will be drafted by counsel to the Arranger and negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Limited Conditionality Provisions, as promptly as reasonably practicable, will be substantially similar to the Existing Credit Agreement and otherwise only with modifications consistent with this Term Sheet and otherwise reflecting the administrative and operational requirements of the Administrative Agent and the Arranger, and shall contain the following representations, warranties, covenants and events of default expressly set forth herein, which shall (except as expressly set forth in this Exhibit A) be substantially consistent with and no less favorable to the Borrower than the Existing Credit Agreement, and shall be in a form such that, if and when executed and delivered, they are consistent with this Commitment Letter and the Fee Letter and would not impair availability of Facility on the Effective Date (collectively, the “Documentation Principles”).

Representations and Warranties:	Consistent with the Documentation Principles and limited to the following representations and warranties (each to be made on the date of the Credit Documentation and the Closing Date): (i) corporate existence and status; (ii) corporate power and authority; (iii) legality, validity, binding effect and enforceability of the loan documents; (iv) execution, delivery and performance of loan documents do not violate or contravene organizational documents, applicable law or material contractual restrictions binding on or affecting the Borrower; (v) no governmental or regulatory approvals required; (vi) accuracy of financial statements; (vii) no Material Adverse Effect (as defined below); (viii) no litigation that would result in a Material Adverse Effect; (ix) ERISA matters; (x) real property; (xi) federal margin regulations; (xii) Investment Company Act; (xiii) taxes; (xiv) intellectual property, licenses, etc.; (xv) accuracy of disclosure; (xvi) solvency of each of the Borrower and its subsidiaries taken as a whole (with solvency to be defined in a manner consistent with the certificate set out as Annex I to Exhibit B); and (xvii) (subject to such changes as the Arranger and the Borrower shall reasonably agree) compliance with Patriot Act, OFAC, FCPA and anti-money laundering laws.

For purposes of the Credit Documentation, “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, property, condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its payment obligations under the Credit Documentation or (iii) the validity or enforceability of the Credit Documentation or the rights and remedies of the Lenders under the Credit Documentation.

Affirmative Covenants:	Consistent with the Documentation Principles and limited to the following covenants: (i) delivery of financial statements, SEC filings, material reports sent to stockholders, compliance certificates; (ii) delivery of notices of default, material judgments, ERISA events and any public announcement by Moody’s, S&P or Fitch of any change in debt ratings; (iii) preservation of corporate existence; (iv) compliance with laws (including ERISA and applicable environmental laws); (v) covenant to secure obligations equally; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) payment of taxes and other claims; (ix) audit and inspection rights and (x) maintenance of books and records; provided that (without limiting the foregoing) the affirmative covenants shall include customary covenants to be agreed with respect to Patriot Act, OFAC, FCPA and anti-money laundering laws.

Financial Covenant:

The Borrower shall maintain, following the making of the Loans on the Closing Date, on a consolidated basis a ratio of Consolidated Total Indebtedness (excluding (i) the Debt of Unrestricted Subsidiaries and (ii) until the date that is 30 business days following the Closing Date, any Debt which was incurred, and to the extent the proceeds thereof have been escrowed, solely for the purpose of redeeming, defeasing, satisfying and discharging or repaying existing Debt of the Borrower, any of its subsidiaries or the Acquired Business) to Total Capital (excluding the Net Worth of Unrestricted Subsidiaries) (the “Debt to Capital Ratio”) of not more than:

(i)     0.675:1.00 from the Closing Date until and including the date that is 9 months following the Closing Date; and

(ii)    0.65:1.00 thereafter;

provided that, if the corresponding financial covenant set forth in Section 7.06 of the Existing Credit Agreement (as amended, extended, replaced, refinanced or renewed) is, at the time the Credit Documentation is executed, less favorable to the Borrower than as set forth above, then the Debt to Capital Ratio under the Facility shall automatically be deemed amended to match the Existing Credit Agreement at such time. The Borrower’s compliance with this requirement shall be required at all times following the making of the Loans on the Closing Date and shall be reported for the last day of each fiscal quarter.

For purposes of calculating the foregoing, capitalized terms used in the Debt to Capital Ratio without definition in this Exhibit A shall each have substantially the same definitions as contained in the Existing Credit Agreement.

Negative Covenants:	Consistent with the Documentation Principles and limited to the following covenants: (i) liens; (ii) mergers, consolidations and sale of assets; (iii) sale-leasebacks; (iv) investments; (v) use of proceeds; (vi) restrictive agreements; (vii) hedging transactions and (viii) unrestricted subsidiary investments.

Events of Default:	Consistent with the Documentation Principles and limited to the following events of default: (i) nonpayment of principal when due; (ii) nonpayment of interest, fees or other amounts within five days of becoming due; (iii) material inaccuracy of representations and warranties; (iv) violation of covenants (subject, in the case of certain affirmative covenants only, to a grace period of 30 days); (v) cross-default and cross-acceleration/payment default with respect to debt in excess of $100 million (limited to cross-payment default with respect to hedging arrangements); (vi) bankruptcy events; (vii) material judgments; (viii) certain material ERISA events; (ix) invalidity of any Credit Documentation (including any Guarantor’s guarantee); and (x) a change of control.

Without limiting (and subject to) the conditions set forth in Exhibit B, the Lenders shall not be entitled to terminate the Commitments prior to the Closing Date unless a payment or bankruptcy event of default under the Credit Documentation has occurred and is continuing. The acceleration of the Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans and Commitments, except that the consent of (i) each Lender directly affected thereby shall also be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of such Lender’s commitment, (d) modifications to the pro rata provisions of the Credit Documentation and (e) modifications to any of the voting percentages and (ii) 100% of the Lenders shall be required with respect to releases of any Guarantor from its guarantee.

Defaulting Lender:	The Credit Documentation shall contain “Defaulting Lender” provisions substantially consistent with the corresponding provisions of the Existing Credit Agreement.

Assignments and Participations:	The Lenders shall be permitted to assign (other than to the Borrower or its affiliates or to Disqualified Institutions) all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or, only with respect to an assignment made after the Closing Date, an approved fund, (ii) a payment or bankruptcy event of default under the Credit Documentation has occurred and is continuing or (iii) such consent is not required pursuant to the syndication provisions of the Commitment Letter, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or, only with respect to an assignment made after the Closing Date, an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $10,000,000, unless otherwise agreed by the Borrower (unless an event of default under the Credit Documentation has occurred and is continuing) and the Administrative Agent. If the consent of the Borrower is required in connection with any assignment, the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within ten (10) business days of receiving written request for its consent to such assignment; provided that, there shall be no deemed consent with respect to any assignments to Disqualified Institutions.

The Lenders shall also be permitted to sell participations (other than to Disqualified Institutions) in their Loans subject to restrictions consistent with the Documentation Principles and in accordance with applicable law. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued) and from changes in withholding or other taxes (other than franchise or income taxes), subject to customary equal treatment and prompt notice requirements and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto or any failure to borrow a LIBOR Loan on the date specified in the applicable borrowing notice.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (limited, in the case of counsel, to the reasonable and documented fees, disbursements and other charges of one common counsel and reasonable and necessary local counsel (limited to one such counsel in each jurisdiction) plus one specialist counsel in any applicable specialty) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel and reasonable and necessary local counsel (limited to one such counsel in each jurisdiction) plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively, each jurisdiction or applicable specialty) to the affected indemnified person), in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such indemnified party or (ii) result from a dispute solely among indemnified parties that does not involve an act or omission by either Borrower or any of their respective affiliates and are not brought against such indemnified party in such capacity as an agent or arranger or similar role under the Facility).

Governing Law and Forum:	New York law, provided that the laws of the State of Delaware shall govern in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether an Acquired Business Material Adverse Effect (as defined in Exhibit B) has occurred and (iii) compliance with any Acquisition Agreement Representations. The Borrower will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York exclusive jurisdiction.

Counsel to the Administrative Agent and the Arranger:	Weil, Gotshal & Manges LLP.

Annex I

to Exhibit A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to 20 basis points on the daily average undrawn Commitments of such Lender, accruing during the period commencing on the later of (i) the date this is 60 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Facility, payable quarterly in arrears and upon repayment or termination of the Facility; provided that any such Commitment Fees shall accrue without duplication to any Ticking Fees (as defined in the Fee Letter).

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after Closing Date	180 days after Closing Date	270 days after Closing Date
50 bps	75 bps	100 bps

Default Rate:	At any time upon the occurrence and during the continuation of any payment default, all overdue amounts under the Facility shall bear interest at a rate per annum equal to (i) in the case of principal of any Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2% above the rate applicable to ABR Loans, with such interest being payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

to Exhibit A

PROJECT MAPLE

Pricing Grid

Borrower’s Senior Debt Rating (S&P/Moody’s/Fitch)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
Rating Level 1: ≥ BBB+/Baa1/BBB+	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	112.5 bps	212.5 bps
Rating Level 2: ≥ BBB/Baa2/BBB	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	125.0 bps	225.0 bps
Rating Level 3: ≥ BBB-/Baa3/BBB-	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	150.0 bps	250.0 bps
Rating Level 4: ≥ BB+/Ba1/BB+	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	175.0 bps	275.0 bps
Rating Level 5: ≤ BB/Ba2/BB	100.0 bps	200.0 bps	125.0 bps	225.0 bps	150.0 bps	250.0 bps	200.0 bps	300.0 bps

“Senior Debt Rating” means the senior debt rating assigned to the senior, unsecured long-term debt securities of the Borrower by S&P, Moody’s or Fitch without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Borrower shall be disregarded.

For purposes of the foregoing, (a) at any time that Senior Debt Ratings are available from each of S&P, Moody’s and Fitch and there is a split among such Senior Debt Ratings, then (i) if any two of such Senior Debt Ratings are in the same level, such level shall apply or (ii) if each of such Senior Debt Ratings is in a different level, the level that is between the levels of the other two ratings agencies shall apply and (b) at any time that Senior Debt Ratings are available only from any two of S&P, Moody’s and Fitch and there is a split in such Senior Debt Ratings, then the higher of such Senior Debt Ratings shall apply, unless there is a split in Senior Debt Ratings of more than one level, in which case the level that is one level higher than the lower Senior Debt Rating shall apply. If only one of S&P, Moody’s or Fitch shall have in effect a Senior Debt Rating for the Borrower, the Senior Debt Rating shall be the available rating. In the event that a Senior Debt Rating is not obtained, the pricing will be determined based on Rating Level 5.

Exhibit B

PROJECT MAPLE

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Availability of Loans

The availability of the Loans on the Closing Date shall be subject solely to the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1. Subject to the Limited Conditionality Provisions, each party thereto shall have executed and delivered the Credit Documentation.

2. (i) The Acquisition shall have been, or substantially concurrently with the funding under the Facility shall be, consummated in accordance with the terms of the Acquisition Agreement (as may be amended, supplemented or otherwise modified pursuant to subclause (ii) below) and (ii) no provision of the Acquisition Agreement, in the form of draft Acquisition Agreement dated February 5, 2015 (marked “EXECUTION COPY”) and provided to the Arranger on or before the date hereof prior to its execution of the Commitment Letter, shall have been waived, amended, supplemented or otherwise modified, and no consent by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that, (x) any decrease in the cash portion of the purchase consideration for the Acquisition exceeding 10% in the aggregate shall be deemed materially adverse to the Lenders and any decrease of the cash portion of such purchase consideration equal to less than 10% in the aggregate shall be deemed not materially adverse to the Lenders so long as it shall have been allocated to reduce the Commitments in an amount equal to such reduction in the cash portion of the purchase consideration and (y) any increase in the cash portion of the purchase consideration equal to less than 10% shall be deemed not materially adverse to the Lenders.

3. (i) Except as set forth in (x) the Company Reports filed with the SEC that are publicly available as of the date of the Acquisition Agreement and were filed after December 31, 2013 and prior to the date hereof (excluding, in each case, any disclosures set forth in the risk factors section or in the “Cautionary Statement Concerning Forward-Looking Statements” section of any Company Reports, any other disclosure that constitutes risk factors or that is cautionary, predictive or forward-looking in nature and any amendment to any such Company Report filed by or on behalf of the Company after the date hereof); (y) the Form 10 filed by the Spun Entity (excluding any disclosures set forth in the risk factors section or in the “Special Note About Forward-Looking Statements” section of such Form 10 and any amendment thereto, any other disclosure that constitutes risk factors or that is cautionary, predictive or forward-looking in nature and any amendment to any such Form 10 filed after the date hereof); or (z) the corresponding sections or subsections of the Company Disclosure Letter (in the form provided to MSSF prior to its execution hereof) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter (other than any information set forth in Section 5.13 of the Company Disclosure Letter) shall be deemed to apply to and qualify the terms hereof only to the extent that the relevance of such item to the terms hereof is reasonably apparent on its face), from December 31, 2013 through the date of the Acquisition Agreement, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence (including any adverse change with respect to any event, change, effect, development, state of facts, condition, circumstance or occurrence existing on or prior to December 31, 2013) which, individually or in the aggregate, has had or would reasonably be expected to have an Acquired Business Material Adverse Effect and (ii) since the date of the Acquisition Agreement, there shall not have occurred any event, change, effect, development, circumstance or occurrence, individually or in the aggregate, that has had or would reasonably be expected to have an Acquired Business Material Adverse Effect. For the purposes hereof, “Acquired Business Material Adverse Effect” shall mean any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, as the case may be, taken as a whole; provided, however, that none of the following, or the direct results thereof, shall constitute an Acquired Business Material Adverse Effect: (i) changes in the economy or financial markets generally in the United States; (ii) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; (iii) changes in GAAP or in any Law of general applicability after the date of the Acquisition Agreement; (iv) a decline in the price, or a change in the trading volume, of the Shares; (provided, however, that the exception in this clause (iv) shall not apply to the underlying causes giving rise to or contributing to any such decline or change and shall not prevent any of such underlying causes from being taken into account in determining whether a Acquired Business Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition); (v) the failure to meet internal or analysts’ expectations or projections for results of operations (provided, however, that the exception in this clause (v) shall not apply to the underlying causes giving rise to or contributing to any such failure and shall not prevent any of such underlying causes from being taken into account in determining whether a Acquired Business Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded pursuant to any of the other clauses of this definition); (vi) acts of war, insurrection, sabotage or terrorism (or the escalation of the foregoing), or any weather-related or other force majeure event or natural disaster; (vii) the execution, delivery, announcement or pendency of the Acquisition Agreement or the consummation of the Transactions (as defined in the Acquisition Agreement) (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or business partners) (provided that the exception in this clause (vii) shall not apply to any representations and warranties contained in Article V of the Acquisition Agreement that address the consequences from the execution, delivery, announcement or pendency of the Acquisition Agreement or the consummation of the Transactions (as defined in the Acquisition Agreement)); or (viii) actions (or omissions) of the Company and its Subsidiaries taken as expressly required to comply with the terms of the Acquisition Agreement (provided that the exception in this clause (viii) shall not apply to any obligation to operate in the ordinary course of business or any similar provisions in the Acquisition Agreement); provided further, that with respect to clauses (i), (ii), (iii) and (vi) above, such event, change, effect, development, state of facts, condition, circumstance or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which the Company and its Subsidiaries operate. All terms capitalized used in this paragraph 3 and the definition of “Acquired Business Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Acquisition Agreement (as of the date hereof) for purposes of the definition of “Acquired Business Material Adverse Effect”.

4. The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, comprehensive income and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100, and prepared in accordance with the requirements of Form 10-K and 10-Q under the Securities Exchange Act of 1934, as amended, and under Regulation S-X under the Securities Act of 1933, as amended, (the “Securities Act”) (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); and (ii) to the extent as would be required by Rule 3-05 and Article 11 of Regulation S-X if the Permanent Financing were registered on Form S-1 under the Securities Act on the Closing Date, (a) audited consolidated annual balance sheets and related statements of income, comprehensive income and cash flows of the Acquired Business, as well as unaudited interim consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Acquired Business (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement of Auditing Standards No. 100) and prepared in accordance with US GAAP (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Acquired Business of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period) and (b) pro forma financial statements of the Borrower reflecting the Transactions, which meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-1.

5. The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees required to be paid pursuant to this Commitment Letter or the Fee Letter, and all expenses required to be paid for which invoices have been presented at least two business days prior to the Closing Date, on or before the Closing Date.

6. The Lenders shall have received (i) customary legal opinions from counsel to the Borrower, (ii) corporate organizational documents, (iii) good standing and customary officer certificates (including, without limitation, a customary certificate that the conditions precedent contained herein have been satisfied as of the Closing Date and a solvency certificate with respect to the Borrower substantially in the form set forth in Annex I attached to this Exhibit B from the chief financial officer or other officer with equivalent duties of the Borrower (a “Senior Financial Officer”)) and (iv) resolutions, borrowing notices and other instruments, in the case of clauses (i) through (iv), as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent.

7. To the extent reasonably requested at least ten (10) business days prior to the Closing Date by any of the Administrative Agent, the Arranger or the Lenders, the Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

8. (i) There shall exist no default or event of default under the Credit Documentation corresponding to the following clauses of Article VIII of the Existing Credit Agreement: (a), (b) (solely with respect to breaches of Sections 6.02 (with respect to the corporate existence of the Borrower), 7.01, 7.02 and 7.05), (e) (solely with respect to clause (i) thereof) and (f) and (ii) each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and after giving effect to, the making of such Loans on the Closing Date, it being understood that the Commitments of the Lenders and the making of Loans thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 8.

9. The Borrower shall have engaged (on or before your execution of the Commitment Letter) one or more investment and/or commercial banks satisfactory to the Arranger on terms and conditions satisfactory to the Arranger to arrange permanent financing or refinancing for the Acquisition.

Annex I

to Exhibit B

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Pursuant to Section [•] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

B-I-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

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By:
Name:
Title:

B-I-2